As filed with the Securities and Exchange Commission on January 16, 2008

Registration No. 333-70268

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 on Form S-8

to

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	98-0108989 (I.R.S. Employer Identification No.)

4 Greenway Plaza Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip code)

GLOBALSANTAFE CORPORATION 1998 STOCK OPTION AND INCENTIVE PLAN

GLOBALSANTAFE CORPORATION 1994 NON-EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

GLOBAL MARINE 1990 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

GLOBAL MARINE INC. 1989 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plans)

Eric B. Brown
Senior Vice President and General Counsel
Transocean Inc.
4 Greenway Plaza
Houston, Texas  77046

(Name and address of agent for service)

(713) 232-7500

(Telephone number, including area code, of agent for service)

Copy to:

Gene J. Oshman
John D. Geddes
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment No. 2 on Form S-8 relates to the Registration Statement on Form S-4 filed on September 27, 2001 (Registration No. 333-70268), as amended by Amendment No. 1 filed on October 12, 2001 and Post-Effective Amendment No. 1 on Form S-8 filed on November 21, 2001 (as so amended, the “Registration Statement”), of GlobalSantaFe Corporation (“GlobalSantaFe”).  The Registration Statement registered 4,708,423 ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of GlobalSantaFe.  On November 27, 2007, GlobalSantaFe merged with Transocean Worldwide Inc. by way of a scheme of arrangement under Cayman Islands law, with Transocean Worldwide Inc. as the surviving entity.  As a result of the merger, GlobalSantaFe ceased to exist as a separate legal entity and has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by GlobalSantaFe in the Registration Statement to  remove by means of a post-effective amendment any Ordinary Shares that remain unsold at the termination of the offering, this Post-Effective Amendment No. 2 is being filed to remove from registration the Ordinary Shares not heretofore sold pursuant to the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Ordinary Shares.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 16, 2008.

TRANSOCEAN WORLDWIDE INC. (successor to GlobalSantaFe Corporation)

By:	/s/ Eric B. Brown
Eric B. Brown
Senior Vice President and General Counsel